UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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☐ Definitive Proxy Statement

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SPAR Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SPAR GROUP, INC.
110 East Boulevard, Suite 1600
Charlotte, North Carolina 28203

Supplement to Proxy Statement

For the Annual Meeting of Stockholders

To be held June 11, 2026

This supplement (the “Supplement”) amends and supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by SPAR Group, Inc. (the “Company”) with the Securities and Exchange Commission on April 30, 2026, in connection with the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at 12:00 PM (noon), Eastern Time on Thursday, June 11, 2026.

The purpose of this Supplement is to correct certain inadvertent errors in the Proxy Statement regarding voting standard information and the Company’s director resignation policy. Other than these corrections, the Proxy Statement remains unchanged, and this Supplement does not otherwise amend, supplement, or affect the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as amended and supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously made available to stockholders in connection with the Annual Meeting.

If you have already voted your shares, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.

Corrections to the Proxy Statement

Page 2: The voting standard information contained under the heading “Quorum and Voting Requirements” is amended and restated to read as follows (corrections are marked, with new text bold and underlined, and deleted text bold and stricken through):

QUORUM AND VOTING REQUIREMENTS

Brokers holding shares of Common Stock for beneficial owners in “street name” must vote those shares according to any specific instructions they receive from the beneficial owner of the shares. However, brokers have discretionary authority to vote on "routine" proposals, (e.g., the vote to ratify the selection of the principal independent registered accounting firm), which means that a broker may vote on behalf of a beneficial owner for such "routine" proposals in the broker's discretion if the beneficial owner does not provide specific instructions to the broker. Under applicable rules, if you hold your shares through a broker and do not instruct your broker how to vote with respect to each of the proposals to be voted on at the 2026 Annual Shareholders' Meeting, your broker may not vote with respect to any "non-routine" proposals. Proposals 1, ~~and~~ 3 and 4 are considered "non-routine" meaning that your broker may not vote your shares in the absence of your voting instruction. However, Proposal 2 is considered a "routine" proposal, meaning that your broker may vote your shares in the absence of your voting instruction.

SGRP’s 2026 By-Laws provide that votes cast respecting any candidate or matter do not include abstentions (each an “Abstention”) and do not include any non-votes or inconclusive votes (i.e., no box clearly checked, multiple boxes checked, and the like) (each an “Inconclusive Vote”), but do count for quorum purposes. To the greatest extent permitted by applicable law and SGRP's 2026 By-Laws (to the extent not inconsistent with applicable law): (i) proxies with no specific voting instructions on a candidate or matter (other than any Abstention or Inconclusive Vote) will be voted by the proxy agent as provided below; (ii) Abstentions or Inconclusive Votes respecting any candidate or matter are not counted as votes “FOR” or “AGAINST” or as a “WITHHOLD” vote; (iii) Abstentions and Inconclusive Votes are considered a vote but not counted as votes cast with respect to any matter; and (iv) and consequently Abstentions and Inconclusive Votes will have no effect on the vote on such matter. Abstentions and Inconclusive Votes do not affect any specific proposal for a director removal since an affirmative majority of stockholder shares is required to approve such a specific proposal.

A plurality of votes must be cast “FOR” a nominee at the 2026 Annual Meeting virtually or by proxy for the election of each nominee to serve as a director. “Withhold” votes with respect to the election of any nominee to serve on the Board will not be considered in determining whether such nominee has received a plurality of votes. Accordingly, any director that fails to achieve the required plurality is denied reelection and has agreed to immediately retire when his or her successor has been duly elected and seated on the Board in the Resignation Agreement subject to and retaining all his rights under the 2026 By-Laws and each applicable agreement or law against SGRP or any related person. See Proposal 1 and Resignation and Retirement Letter Agreement, below. However, this is effectively an advisory vote respecting any nominee for a Contractually Dedicated Seat since such nominee has a contractual right to be on the Board (subject to the direction and discretion of the applicable Nominating Rights Holder). See Proposal 1, Resignation and Retirement Letter Agreement, and Contractually Dedicated Seats, below. Mr. James R. Brown, Sr., Mr. Tim Cook, and Mr. Panagiotis Lazaretos are nominees for Contractually Dedicated Seats and have been nominated by the applicable Nominating Rights Holder. ~~Abstentions and~~ Inconclusive Votes are not considered votes cast with respect to this matter, and consequently, will have no effect on the vote on this matter.

Page 3: The description of the Resignation and Retirement Letter Agreement contained under the heading “Resignation and Retirement Letter Agreement” in Proposal 1 is amended and restated to read as follows (corrections are marked, with new text bold and underlined, and deleted text bold and stricken through):

Resignation and Retirement Letter Agreement

~~Accordingly, the~~ The Resignation Letter provides that retirement for any Director (other than one nominated for a Contractually Dedicated Seat unless the applicable Nominating Rights Holder agrees) could be triggered if the nominee fails to be elected. ~~receive the required plurality of the votes cast.~~ Under our plurality voting standard, the seven individuals nominated for election to the Board who receive the most “FOR” votes will be elected. ~~Accordingly, a plurality of the voting stockholders have the power to together vote "AGAINST" and effectively remove any Director by not electing such Director.~~ In addition, as noted above, Directors or nominees for Contractually Dedicated Seats have included in their Resignation Letter a Departure Condition consisting of SGRP's receipt of written notice from the applicable Nominating Rights Holder of the appointment of someone else to such person's Contractually Dedicated Seat. See Contractually Dedicated Seats, below. In his or her Resignation Letter, each Director has expressly reserved every claim or right under the 2026 By-Laws or any applicable agreement or rule, regulation or other law against SGRP or any related person, including (without limitation) any claim arising under or related to any Departure Condition.

Page 21: The description of the Resignation and Retirement Letter Agreement contained under the heading “Resignation and Retirement Letter Agreement” is amended and restated to read as follows (corrections are marked, with new text bold and underlined, and deleted text bold and stricken through):

Resignation and Retirement Letter Agreement

         The affected Director's resignation and retirement in this letter agreement will not occur unless and until a successor has been duly elected or appointed and seated on the Board with the affected Director's resignation and retirement occurring concurrently with such appointment and seating (which may be subject to each affected Director’s resignation and retirement); provided, however, that if the affected Director is resigning and retiring due to the occurrence of either Departure Condition (ii) or (iii) above, then the affected Director's resignation and retirement is effective immediately following the Board's vote. ~~Accordingly,~~ Additionally, the Resignation Letter provides that retirement for any Director could be triggered if the Director fails to be elected. Under our plurality voting standard, the seven individuals nominated for election to the Board who receive the most “FOR” votes will be elected. ~~(other than one nominated for a Contractually Dedicated Seat) if the required affirmative plurality vote for election is not attained~~. ~~Accordingly, a plurality of the stockholders casting votes respecting any affected Director have the power to together vote "AGAINST" and effectively remove any affected Director by not electing such Director.~~ See Contractually Dedicated Seats, above.

Correction to the Proxy Card

This Supplement is additionally being filed to correct an administrative oversight on the proxy card that previously was furnished to stockholders. Specifically, Item 1 of the proxy card regarding the election of directors incorrectly gave stockholders the option to vote “Against” directors or “Abstain” instead of allowing stockholders to “Withhold” votes for directors. Instead, Item 1 should give the voting options “For” or “Withhold.” “Against” or “Abstain” votes received in response to the previously issued proxy card will be treated as “Withhold” votes for all of the applicable director nominees listed in Item 1 of the proxy card.